EXHIBIT 10.1
LETTER OF INTENT
November 30, 2010

The undersigned enter in this letter of intent with respect to the proposed merger by Silsbee Trading and Transportation Corp., a Texas corporation (“STTC”), with South Hampton Transportation, Inc., a Delaware corporation (“SHTI”) and wholly owned subsidiary of Texas Oil & Chemical Company II, Inc., a Texas corporation, a wholly owned subsidiary of Arabian American Development Company, a Delaware corporation (“ARSD”).  The undersigned agree to negotiate an Agreement and Plan of Reorganization for the merger of STTC with SHTI (the “Agreement”) on the following terms and conditions:

1.  SHTI will merge with and into STTC, with STTC being the surviving corporation of the merger, on the terms and subject to the conditions in the Agreement.  The Agreement will include terms and provisions that are normally included in a merger and shall be completed on or before December 31, 2010.

2.  The Board of Directors of STTC, SHTI and TOCCO must approve and declare advisable the Agreement to their respective shareholders and said shareholders must adopt the Agreement.  Likewise, the Board of Directors of ARSD must approve and declare advisable the Agreement and the issuance of shares of ARSD common stock to Nicholas N. Carter (“Carter”), the sole shareholder of STTC.

3.  The merger must qualify as a “reorganization” pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the parties intend to adopt the Agreement within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

4.  On the date of the merger, STTC will have no more than $596,620.78 in outstanding debt and other liabilities.

5.  Prior to merger STTC will transfer title for the following assets to Carter:  STTC’s 13,000 shares in AADC, Kubota M4900 Tractor, Kubota Diesel Mower, 10’ long, 7’ wide Lawnmower Trailer, Northern Tool Forks for Tractor, Yamaha grizzly 700 4-wheeler, 2010 7X18 Big Tex trailer, Covered 12’ Cargo Trailer, Kubota 5040DR Tractor, 6’ Modern Sunshine Mower

6.  Assets to be held by STTC at time of merger:

Trucks, tractors, trailers & dozer: 1 Dodge, 1 Chevrolet, 9 Mack, 5 Freightliner, 1 Caterpillar D-5, 10 Trailmaster, 5 Heil, 4 Dragon, 1 Fruehauf, 2 Dalworth, 1 Enderby-Anderson, 1 Lubbock, 1 Big Tex -- total 42 Units, as included in Appraisal dated August 13, 2010; with an appraised value of	$1,774,000.00
Misc Equipment including Mole Sieve Reactor, 42k gallon Tank and 25k gallon Tank and Tires	$1,516.00
Real property appraised (as corrected) as follows:
Tract 1: Raw land – appraised at
Tract 1: Improvements – agreed price of (>50% of 3,100 SF Building; Replacement Cost New of $73,600 - Depreciation: $31,600)
Tract 2: Raw land – appraised at
Subtotal Real Property and Improvements
$25,000.00 $33,000.00 $13,000.00 $71,000.00
Total appraised value of applicable STTC Assets	$1,846,516.00
Minus debt to be assumed by SHR	(596,620.78)
Net Asset Value (Based on value of assets in a purchase/sale transaction in which assets are able to be fully depreciated in the future, yielding full economic benefits.)	$1,249,895.22
Minus: Agreed deduction as to compromise value for loss of economic value as result of depreciated assets carried forward: PV @ 10% of full estimate = $252,000	(150,000.00)
Net agreed value	$1,099,895.22

7.  Payable as follows:
●       $250,000 cash                                payable at merger date.
●       $100,000 payable Nov 30, 2011 + interest at 4%
●       $100,000 payable Nov 30, 2012 + interest at 4%

●       $100,000 payable Nov 30, 2013 + interest at 4%
●       Balance in common shares (restricted for a period of 24 months) of AADC using an average closing price of 60 trading days from Sep 7, 2010 through Nov 30, 2010.  Price and shares to be calculated by Carter, McKee and Goehringer.  Any change to final numbers due to inaccuracies in final debt balance can be trued up via cash by either party as appropriate.

8.  The equity portion of the transaction is to be effected by exchanging STTC shares for the shares of AADC. It is intended to retain STTC as an entity in order to avoid having to transfer all vehicle titles to a new entity. After the exchange, STTC can change its name.

9.  It is understood that STTC’s cash has been fully utilized to pay-down STTC debt (by $382,379.22) from $979,000.00 on Dec 31, 2009 to $596,620.78 on merger date, and that there is not cash, outstanding receivables or other current assets remaining. Thus, the only STTC assets remaining are the equipment and property listed above.

10.  Carter will represent and warrant that there are no other liabilities – either direct or contingent – other than as represented by the six notes #5007, 5025-29 totaling $596,620.78 as of Nov 30, 2010.

11.  Carter will indemnify and defend ARSD and STTC against any and all pre-closing liabilities – other than as represented by the six notes #5007, 5025-29 totaling  $596,620.78 as of Nov 30, 2010.

12.  Carter has Personal Guarantees for notes listed to be assumed by Company.  ARSD will attempt to replace Personal Guarantees with Corporate Guarantees or will indemnify Carter against any collection actions on the debt.

13.  ARSD will prepare an Agreement and Plan of Reorganization to reflect the terms of the transaction.

AGREED AND ACCEPTED:

Silsbee Trading and Transportation Corp.,
a Texas corporation

/s/ Nicholas N. Carter                          By: /s/ Nicholas N. Carter
Nicholas N. Carter, Individually                                                        Nicholas N. Carter, President

South Hampton Transportation, Inc.,                                              Texas Oil and Chemical Company II, Inc.,
a Delaware corporation                                                                       a Texas corporation

By: /s/Nicholas N. Carter                                                                    By: /s/ Nicholas N. Carter

Arabian American Development Company,
a Delaware corporation

By: /s/ Nicholas N. Carter
       Nicholas N. Carter, President